As filed with the Securities and Exchange Commission on September 30, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COSÌ, INC.
(Exact name of Registrant as specified in its charter)

Delaware	06-1393745
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

1751 Lake Cook Road
Deerfield, Illinois 60015
(847) 597-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Hyatt
President, Chief Executive Officer and Director
Così, Inc.
1751 Lake Cook Road
Deerfield, Illinois 60015
(847) 597-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dennis J. Block, Esq.
William P. Mills, Esq.
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
(212) 504-6000
(212) 504-6666—Facsimile
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration
Title of Each Class of Securities to be Registered	Registered	Per Unit	Offering Price	Fee (1)
Common stock, par value $.01 per share	—	—	$5,000,000 (2)	$279
Rights to purchase common stock	—	—	—	(3)

(1)	This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be distributed to holders of the Registrant’s common stock; and (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering.

(2)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be distributed.

(3)	Pursuant to Rule 457(g) of the Securities Act of 1933, no separate registration fee is required for the rights because the rights are being registered in the same registration statement as the common stock of the Registrant underlying the rights.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 30, 2009
PROSPECTUS
Subscription Rights to Purchase up to [•] Shares
of Common Stock at $[•] per Full Share
     We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to [•] shares of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on [•], 2009.
     Each subscription right will entitle you to purchase [•] shares of our common stock at a subscription price of $[•] per full share, which we refer to as the basic subscription privilege. The per share price was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on [•], 2009. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. If all the rights were exercised, the total purchase price of the shares offered in this rights offering would be $5 million.
     In no event may a stockholder exercise subscription and over-subscription privileges to the extent that such exercise would result in the stockholder owning more than 19.9% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege.
     The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on [•], 2009, unless we extend the rights offering period.
     All of our executive officers and outside directors have agreed to purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to stockholders, for an aggregate commitment of $141,501 (which represents for each executive officer and four of the five outside directors, the full amount of shares subject to his or her basic subscription rights). In addition, all of our executive officers and one of our outside directors have agreed to purchase, at the same subscription price offered to stockholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges in an aggregate amount equal to $337,211. The total amount of commitments by these directors and executive officers is $478,712. The participation by the officers and directors will be accomplished through a private placement evidenced by purchase agreements with such parties. Please see “The Rights Offering—Purchase Agreements with Directors and Executive Officers.”
     You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or any stock exchange or market or on the OTC Bulletin Board.
     Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
     The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.
     Shares of our common stock are traded on the NASDAQ Global Market (“Nasdaq”) under the symbol “COSI.” On [•], 2009, the closing sales price for our common stock was $[•] per share. The shares of common stock issued in the rights offering will also be listed on Nasdaq under the same symbol. As of September 29, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $23,711,377, which was calculated based on 39,518,961 shares of outstanding common stock held by non-affiliates and on a price per share of $0.60, the closing price of our common stock on September 29, 2009. In no event will we sell our securities under a registration statement filed pursuant to General Instruction I.B.6. of Form S-3 in a public primary offering with a value exceeding more than one-third of our market value in any 12-month period so long as our market value remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.
     The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is [•], 2009

Page
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	i
PROSPECTUS SUMMARY	1
THE RIGHTS OFFERING	2
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	12
CAPITALIZATION	12
DILUTION	13
THE RIGHTS OFFERING	13
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	22
MARKET INFORMATION	26
DIVIDEND HISTORY	26
DESCRIPTION OF CAPITAL STOCK	26
DESCRIPTION OF SUBSCRIPTION RIGHTS	31
PLAN OF DISTRIBUTION	33
LEGAL MATTERS	33
EXPERTS	33
INCORPORATION BY REFERENCE	33
EX-4.10
EX-4.11
EX-4.12
EX-5.1
EX-10.1
EX-23.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6
EX-99.7
EX-99.8
     As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about Così, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.
     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
What is the rights offering?
     We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York City time, on [•], 2009, the record date. The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.
What is the basic subscription privilege?
     The basic subscription privilege of each subscription right gives our stockholders the opportunity to purchase [•] shares of our common stock at a subscription price of $[•] per full share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York City time, on the record date, one subscription right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 100 subscription rights and would have the right to purchase [•] shares of common stock (rounded down to [•] shares, with the total subscription payment being adjusted accordingly, as discussed below) for $[•] per full share with your basic subscription privilege. You may exercise the basic subscription privilege of any number of your subscription rights, or you may choose not to exercise any subscription rights.
     If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue one subscription right to the nominee for each share of our common stock you own at the record date. The basic subscription privilege of each subscription right can then be used to purchase [•] shares of common stock for $[•] per full share. As in the example above, if you owned 100 shares of our common stock on the record date, you would receive 100 subscription rights and would have the right to purchase [•] shares of common stock (rounded down to [•] shares, with the total subscription payment being adjusted accordingly, as discussed below) for $[•] per full share with your basic subscription privilege.
     Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
What is the over-subscription privilege?
     We do not expect all of our stockholders to exercise all of their basic subscription privileges. The over-subscription privilege provides stockholders that exercise all of their basic subscription privileges the opportunity to purchase the shares that are not purchased by other stockholders. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.
     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know

i

the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”
     Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?
     Yes. In no event may a stockholder exercise subscription and over-subscription privileges to the extent that any such exercise would result in the stockholder owning more than 19.9% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege. In order to permit acquisitions of stock pursuant to this offering that would result in a stockholder having beneficial ownership of 15% or more of our outstanding common stock, subject to and effective upon the completion of the rights offering, we will amend our Shareholder Rights Plan to permit stockholders to beneficially own 15% or more of our outstanding common stock as the result of acquisitions pursuant to this offering. Therefore, a stockholder will be permitted to acquire shares of our common stock in the rights offering that results in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, up to the 19.9% ownership limitation notwithstanding and without triggering the provisions of the Shareholder Rights Plan. However, any person, together with all affiliates and associates of such person, owning 15% or more of our outstanding common stock as the result of purchases made pursuant to the rights offering will not be permitted to thereafter acquire any additional shares unless otherwise permitted by the Shareholder Rights Plan.
Why are we conducting the rights offering?
     We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity for working capital and general corporate purposes. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity.
How was the $[•] per full share subscription price determined?
     In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $[•] per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. The Company cannot give any assurance that our common shares will trade at or above the subscription price in any given time period.
Am I required to exercise all of the subscription rights I receive in the rights offering?
     No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights in full, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?
     The subscription rights may be exercised at any time beginning on the date of this prospectus and prior to the expiration of the rights offering, which is [•], 2009, at 5:00 p.m., New York City time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.
May I transfer my subscription rights?
     No. You may not sell or transfer your subscription rights to anyone.
Are we requiring a minimum subscription to complete the rights offering?
     No.
Are there any conditions to completing the rights offering?
     No.
Can our board of directors extend, cancel or amend the rights offering?
     Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. The board of directors reserves the right to amend or modify the terms of the rights offering.
Is the board of directors and executive management participating in the rights offering and has our board of directors made a recommendation to our stockholders regarding the rights offering?
     All of our executive officers and outside directors have agreed to purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to stockholders, for an aggregate commitment of $141,501 (which represents for each executive officer and four of the five outside directors, the full amount of shares subject to his or her basic subscription rights). In addition, all of our executive officers and one of our outside directors have agreed to purchase, at the same subscription price offered to stockholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges in an aggregate amount equal to $337,211. The total amount of commitments by these directors and executive officers is $478,712. All purchases made by our directors and executive officers will be made for investment purposes and not with a view to resale. Please see “The Rights Offering—Purchase Agreements with Directors and Executive Officers.”
     Although our directors are investing their own money in connection with the rights offering, our board of directors does not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in us will be diluted. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
What will happen if I choose not to exercise my subscription rights?
     If you do not exercise any subscription rights, the number of shares of our common stock you own will not change; however, due to the fact that shares will be purchased by other stockholders in the rights offering, including the shares to be purchased by certain of our directors and executive officers, your percentage ownership after the completion of the rights offering will be diluted.
How do I exercise my subscription rights? What forms and payment are required to purchase the shares of our common stock?
     If you wish to participate in the rights offering, you must take the following steps:
•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., New York City time, on [•], 2009; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on [•], 2009.
     If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”
     If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the elimination of fractional shares.
When will I receive my new shares?
     If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.
After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?
     No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[•] per full share.
What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?
     If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.
     If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.
Are the directors and executive officers receiving any compensation for their purchase commitments?
     No. The directors and executive officers are not receiving any compensation for their purchase commitments.
Are there any conditions to the directors’ and executive officers’ purchase commitments?
     No. The directors’ and executive officers’ purchase commitments are not subject to any conditions. Please see “The Rights Offering—Purchase Agreements with Directors and Executive Officers.”

How many shares will executive officers and directors own after the offering?
     The number of shares that will be purchased by the executive officers and directors can only be determined upon the completion of the rights offering. The number of shares that the executive officers and directors will acquire will include that number of shares that would otherwise be available upon exercise of their basic subscription rights, which will result in an aggregate purchase price of $141,501, and that number of shares that would otherwise be available upon exercise of over-subscription privileges, which number will not exceed that number of shares that would result in an aggregate purchase price of $337,211 and will be determined based on the total number of shares available from under subscription of basic subscription rights and the amount of over-subscription privileges exercised by other stockholders. The maximum number of shares that the executive officers and directors have collectively committed to purchase is the amount that would result in an aggregate purchase price of $478,712. Please see “The Rights Offering—Purchase Agreements with Directors and Executive Officers.”
How many shares of our common stock will be outstanding after the rights offering?
     As of [•], 2009, we had [•] shares of our common stock issued and outstanding. We expect to issue [•] shares of our common stock in this rights offering through the exercise of subscription rights and over-subscription rights. After the rights offering, we anticipate that we will have approximately [•] shares of our common stock outstanding.
How much money will the Company receive from the rights offering?
     Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering, including proceeds from officers and directors pursuant to their purchase agreements, will be approximately $5 million. Please see “Use of Proceeds” and “The Rights Offering—Purchase Agreements with Directors and Executive Officers.”
Are there risks in exercising my subscription rights?
     Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” in this prospectus and the documents incorporated by reference herein.
May stockholders in all states participate in the rights offering?
     Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the shares for investment purposes only, and that they have no present intention to resell or transfer any shares acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.
If the rights offering is not completed, will my subscription payment be refunded to me?
     Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.
Will the subscription rights be listed on a stock exchange or national market?
     The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any other stock exchange or market or on the OTC Bulletin Board.

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How do I exercise my subscription rights if I live outside the United States?
     We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Stockholders.”
What fees or charges apply if I purchase shares of our common stock?
     We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.
What are the U.S. federal income tax consequences of exercising subscription rights?
     For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You should consult your tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”
To whom should I send my forms and payment?
     If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219
     You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
     If you have other questions or need assistance, please contact the information agent, Laurel Hill Advisory Group, LLC, at (888) 742-1305 or (917) 338-3181.

PROSPECTUS SUMMARY
     This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Incorporation by Reference” in this prospectus. References in this prospectus to “Così,” “the Company,” “we,” “us” and “our” refer to Così, Inc, and its consolidated subsidiaries.
Our Business
     We are a company that owns, operates and franchises premium convenience restaurants which sell high-quality hot and cold sandwiches, freshly-tossed salads, Così bagels, flatbread pizzas, S’mores and other desserts, and a variety of coffees along with other soft drink beverages, teas and alcoholic beverages. Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations. We believe that we have created significant brand equity in our markets and that we have demonstrated the appeal of our concept to a wide variety of customers.
     We are currently exploring opportunities to strengthen the Company’s financial position and drive long-term value for our stockholders, which opportunities may include, but are not limited to, selling company-owned restaurants to franchisees or third-parties, entering into new franchise and area development agreements in new and existing markets, pursuing strategic alliances for our Cosi Pronto grab-and-go concept as well as for our full-service Cosi Cafes and other means of raising capital and driving long-term stockholder value. While we continue to actively pursue these opportunities and are in preliminary discussions regarding the potential sale of some stores to one or more franchisees, there can be no assurance that we will enter into or complete any transaction.
     We are a Delaware corporation organized in 1998. Our principal executive offices are located at 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015. Our phone number is (847) 597-8800. More comprehensive information about us and our products is available through our Internet website at www.getcosi.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.
Recent Developments
     On September 15, 2009, we received notice from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The notification letter states that we will be afforded 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of our common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days. The notification letter has no effect at this time on the listing of our common stock on the Nasdaq Global Market. Our common stock will continue to trade on the Nasdaq Global Market under the symbol “COSI”.
     If we do not regain compliance by March 15, 2010, Nasdaq will provide written notification to us that our common stock will be delisted. At that time, we may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, we may be eligible for an additional grace period if we satisfy all of the requirements, other than the minimum bid price requirement, for initial listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5505. To avail ourselves of this alternative, we would need to submit an application to transfer our securities to the Nasdaq Capital Market.
     We intend to actively monitor the bid price for our common stock between now and March 15, 2010, and will consider all available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

THE RIGHTS OFFERING
     The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to [•] shares of our common stock. You will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on [•], 2009.

Basic Subscription Privilege	The basic subscription privilege of each subscription right will entitle you to purchase [•] shares of our common stock at a subscription price of $[•] per full share.

Over-Subscription Privilege	If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Limitation on the Purchase of Shares	In no event may a stockholder exercise subscription and over-subscription privileges to the extent that any such exercise would result in the stockholder owning more than 19.9% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege. In order to permit acquisitions of stock pursuant to this offering that would result in a stockholder having beneficial ownership of 15% or more of our outstanding common stock, subject to and effective upon the completion of the rights offering, we will amend our Shareholder Rights Plan to permit stockholders to beneficially own 15% or more of our outstanding common stock as the result of acquisitions pursuant to this offering. Therefore, a stockholder will be permitted to acquire shares of our common stock in the rights offering that results in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, up to the 19.9% ownership limitation notwithstanding and without triggering the provisions of the Shareholder Rights Plan. However, any person, together with all affiliates and associates of such person, owning 15% or more of our outstanding common stock as the result of purchases made pursuant to the rights offering will not be permitted to thereafter acquire any additional shares unless otherwise permitted by the Shareholder Rights Plan.

Record Date	5:00 p.m., New York City time, on [•], 2009.

Expiration of the Rights Offering	5:00 p.m., New York City time, on [•], 2009.

Subscription Price	$[•] per full share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds	We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity for our business as it continues to operate in a weak economic environment. While we currently expect to use most of the proceeds for this purpose, we may also use the proceeds for general corporate purposes, including marketing initiatives intended to increase traffic at our stores and funding the costs associated with closing underperforming stores.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any stock exchange or market or on the OTC Bulletin Board.

No Board Recommendation	Although our directors are investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Purchase Commitments	All of our executive officers and outside directors have agreed to purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to stockholders, for an aggregate commitment of $141,501 (which represents for each executive officer and four of the five outside directors, the full amount of shares subject to his or her basic subscription rights). In addition, all of our executive officers and one of our outside directors have agreed to purchase, at the same subscription price offered to stockholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges in an aggregate amount equal to $337,211. The total amount of commitments by these directors and executive officers is $478,712. The participation by the officers and directors will be accomplished through a private placement evidenced by purchase agreements with such parties. Please see “The Rights Offering—Purchase Agreements with Directors and Executive Officers.”

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[•] per full share.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a “disproportionate distribution” within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are unclear. This position is not binding on the IRS or the courts, however. You should consult your tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension, Cancellation and Amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the rights offering.

Procedures for Exercising Rights	To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, American Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under the basic subscription privilege and over-subscription privilege. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Subscription Agent	American Stock Transfer & Trust Company

Information Agent	Laurel Hill Advisory Group, LLC

Shares Outstanding Before the Rights Offering	[•] shares of our common stock were outstanding as of [•], 2009.

Shares Outstanding After Completion of the Rights Offering	As of [•], 2009, we had [•] shares of our common stock issued and outstanding. We expect to issue [•] shares of our common stock in this rights offering through the exercise of subscription rights. After the rights offering, we anticipate that we will have approximately [•] shares of our common stock outstanding.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 6 of this prospectus, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 29, 2008 and the risk factors set forth on our Quarterly Report on Form 10-Q for the quarter ended June 29, 2009, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

NASDAQ Global Market Trading Symbol	Shares of our common stock are currently listed for quotation on Nasdaq under the symbol “COSI.”
Risk Factors
     Before you invest in the rights offering, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 6 of this prospectus, the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 29, 2008 and our quarterly report on Form 10-Q for the quarter ended June 29, 2009, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 29, 2008 and our quarterly report on Form 10-Q for the quarter ended June 29, 2009 and the risks that we have highlighted in other sections of this prospectus, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to the Rights Offering
     The market price of our common stock is volatile and may decline before or after the subscription rights expire.
     The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, customers, competitors or markets, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for similar stocks, changes in capital markets that affect the perceived availability of capital to companies in our industries, governmental legislation or regulation, as well as general economic and market conditions, such as continued downturns in our economy and recessions.
     We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.
     If you do not fully exercise your subscription rights, your ownership interest will be diluted.
     The rights offering will result in our issuance of approximately [•] shares of our common stock. If you choose not to fully exercise your subscription rights prior to the expiration of the rights offering, your relative ownership interest in us will be diluted.
     All of our executive officers and outside directors have agreed to purchase shares that are subject to their basic subscription privilege, at the same subscription price offered to stockholders, for an aggregate commitment of $141,501 (which represents for each executive officer and four of the five outside directors, the full amount of shares subject to his or her basic subscription rights). In addition, all of our executive officers and one of our outside directors have agreed to purchase, at the same subscription price offered to stockholders, shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges in an aggregate amount equal to $337,211. The total amount of commitments by these directors and executive officers is $478,712. If the members of our board of directors and our executive officers fulfill their purchase commitments and no other stockholders exercise their subscription rights, the beneficial ownership of our executive officers and directors as a group would increase from [•]% to [•]%.

     The subscription rights are not transferable and there is no market for the subscription rights.
     You may not sell, transfer or assign your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.
The subscription price determined for the rights offering is not an indication of the fair value of our common stock.
     In determining the subscription price for the rights offering, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $[•] per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. The Company cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.
Because our management will have broad discretion over the use of the gross proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.
     We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity for our business as it continues to operate in a weak economic environment. While we currently expect to use most of the proceeds for this purpose, we may also use the proceeds for general corporate purposes, including marketing initiatives intended to increase traffic at our stores and funding the costs associated with closing underperforming stores. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.
We may cancel the rights offering at any time prior to the expiration of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.
     We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering prior to the expiration of the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
The rights offering does not have a minimum amount of proceeds and there can be no assurance that stockholders will choose to exercise their subscription rights, which means that if you exercise your rights you may be investing in a company that continues to desire additional capital.
     There can be no assurance that any stockholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering, you may be investing in a company that continues to desire additional capital.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.
     Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on Nasdaq under the symbol “COSI, “ and the last reported sales price of our common stock on Nasdaq on [•], 2009 was $[•] per share. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares.
If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.
     Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.
     If the rights offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our stockholders’ tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the rights offering.
     The rights offering could impair or limit our net operating loss carryforwards.
     As of December 29, 2008, we had net operating loss (“NOL”) carryforwards of approximately $175,966,219 for U.S. federal income tax purposes. Under the Internal Revenue Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income, possibly reducing the amount of cash available to the corporation to satisfy its obligations. An ownership change generally should occur if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding 3 year period. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

Risks Related to Our Common Stock
     Our common stock may be delisted from the Nasdaq Global Market.
     On September 15, 2009, we received notice from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). The notification letter states that we will be afforded 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of our common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days. If we do not regain compliance by March 15, 2010, Nasdaq will provide written notification to us that our common stock will be delisted. At that time, we may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, we may be eligible for an additional grace period if we satisfy all of the requirements, other than the minimum bid price requirement, for initial listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5505. To avail ourselves of this alternative, we would need to submit an application to transfer our securities to the Nasdaq Capital Market.
     The delisting of our common stock would adversely affect the market liquidity for our common stock, the per share price of our common stock and impair our ability to raise capital that may be needed for future operations. Delisting from the Nasdaq Global Market could also have other negative results, including, without limitation, the potential loss of confidence by customers and employees, the loss of institutional investor interest and fewer business development opportunities. If our common stock is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate quotations for the price of our common stock, and there would likely also be a reduction in our coverage by security analysts and the news media, which could cause the price of our common stock to decline further.
Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.
     No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn could impair our future ability to raise capital through an offering of our equity securities.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.
     We are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares, as well as any common shares that may be issued pursuant to our shareholder rights plan. The market price of our common shares could decline as a result of sales of our common shares made after this offering or the perception that such sales could occur.
     Our stockholders’ rights plan may adversely affect existing stockholders.
     On November 18, 2002, the board of directors resolved to adopt a Shareholders’ Rights Plan (“Rights Plan”). At that time the board declared a dividend distribution of one right (“Right”) for each share of common stock to shareholders of record on November 25, 2002. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our preferred stock designated as Series D Preferred Stock at a price of $100 per one one-hundredth of a share. The board of directors also resolved to amend its certificate of incorporation, to designate 1,000,000 shares of Series D Preferred Stock for such issuance.
     The exercise price and the number of Series D preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership of 15% or more of our outstanding voting common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of our outstanding voting shares of common stock.
     If we are acquired in a merger or other business combination, or if more than 50% of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right — other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void — will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right — other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void — will have the right to receive upon exercise of the share purchase right at the then current exercise price, the number of shares of Series D preferred stock with a market value at the time of the transaction equal to two times the exercise price. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.
     In order to permit acquisitions of stock pursuant to this offering that would result in a stockholder having beneficial ownership of 15% or more of our outstanding common stock, subject to and effective upon the completion of the rights offering, we will amend our Shareholder Rights Plan to permit stockholders to beneficially own 15% or more of our outstanding common stock as the result of acquisitions pursuant to this offering. Therefore, a stockholder will be permitted to acquire shares of our common stock in the rights offering that results in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, up to the 19.9% ownership limitation notwithstanding and without triggering the provisions of the Shareholder Rights Plan. However, any person, together with all affiliates and associates of such person, owning 15% or more of our outstanding common stock as the result of purchases made pursuant to the rights offering will not be permitted to thereafter acquire any additional shares unless otherwise permitted by the Shareholder Rights Plan.
Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, discourage a takeover, and adversely affect existing stockholders.
     Our certificate of incorporation, our bylaws, and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult, delaying, or deterring attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. These include provisions on our maintaining a classified Board of Directors and limiting the stockholders’ powers to remove directors or take action by written consent instead of at a stockholders’ meeting. Our certificate of incorporation also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”
     These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, that involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “will,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:
•	the cost of our principal food products and supply and delivery shortages or interruptions;

•	labor shortages or increased labor costs;

•	changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce or other foods or the effects of food-borne illnesses, such as E.coli, “mad cow disease” and avian influenza or “bird flu;”

•	competition in our markets, both in our business and locating suitable restaurant sites;

•	our operation and execution in new and existing markets;

•	expansion into new markets, including foreign countries;

•	our ability to attract and retain qualified franchisees;

•	our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms;

•	the rate of our internal growth, and our ability to generate increased revenue from our new and existing restaurants;

•	our ability to generate positive cash flow from existing and new restaurants;

•	fluctuations in our quarterly results due to seasonality;

•	increased government regulation and our ability to secure required governmental approvals and permits;

•	our ability to create customer awareness of our restaurants in new markets;

•	the reliability of our customer and market studies;

•	cost effective and timely planning, design and build-out of new restaurants;

•	our ability to recruit, train and retain qualified corporate and restaurant personnel and management;

•	market saturation due to new restaurant openings;

•	inadequate protection of our intellectual property;

•	our ability to obtain additional capital and financing;

•	adverse weather conditions, which impact customer traffic at our restaurants;

•	adverse economic conditions; and

•	other factors, including those discussed in “Risk Factors” in this prospectus and incorporated by reference into this prospectus.

     Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus, including under the heading “Risk Factors,” and in any documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.
USE OF PROCEEDS
     Assuming all the shares of common stock offered are sold, the gross proceeds from the rights offering will be approximately $5 million. We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity for our business as it continues to operate in a weak economic environment. While we currently expect to use most of the proceeds for this purpose, we may also use the proceeds for general corporate purposes, including marketing initiatives intended to increase traffic at our stores and funding the costs associated with closing underperforming stores.
CAPITALIZATION
     The following table sets forth our cash and cash equivalents and our capitalization as of June 29, 2009 on an actual basis and as adjusted to give effect to the rights offering, assuming gross proceeds from the rights offering of $5 million and before deducting the estimated offering expenses. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our unaudited interim consolidated financial statements and related notes and other financial information incorporated by reference to our quarterly report on Form 10-Q for the quarter ended June 29, 2009.

	As of June 29, 2009
	Actual	As Adjusted
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$5,184

Current liabilities:
Accounts payable	$2,733
Accrued expenses	8,093
Deferred franchise revenue	44
Current liabilities of discontinued operations	—
Current portion of other long-term liabilities	414

Total current liabilities	11,284
Deferred franchise revenue	2,580
Other long-term liabilities, net of current portion	6,813

Total liabilities	20,677

Stockholders’ equity:
Common stock — $.01 par value; 100,000,000 shares authorized, 40,866,474 shares issued as of June 29, 2009	409
Additional paid-in capital	277,175
Treasury stock, 239,543 shares at cost	(1,198)
Accumulated deficit	(261,071)

Total stockholders’ equity	15,315

Total capitalization	$35,992

DILUTION
     Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At [•], 2009, we had a net tangible book value of approximately $[•], or $[•] per share of our common stock. After giving effect to the sale of [•] shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at [•], 2009, attributable to common stockholders would have been $[•], or $[•] per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $[•]. The following table illustrates this per share dilution.

Subscription Price			$	[•]
Net tangible book value per share at [•], 2009, before the rights offering	$	[•]
Net increase in pro forma tangible book value per share attributable to the rights offering	$	[•]
Pro forma net tangible book value per share after giving effect to the rights offering			$	[•]
Dilution in pro forma net tangible book value per share to purchasers			$	[•]
THE RIGHTS OFFERING
     Please read the following information concerning the subscription rights in conjunction with the statements under “Description of Subscription Rights” in this prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes.
The Subscription Rights
     We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $[•] per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on [•], 2009. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of [•] shares of our common stock for an aggregate purchase price of $5 million.

     Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder at the as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.
     Basic Subscription Privilege
     With your basic subscription privilege, you may purchase [•] shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $[•] per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.
     Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
     We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.
     Over-Subscription Privilege
     If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.
     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.
     We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.
•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•	To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.
     Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
     We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.
     Limitation on the Purchase of Shares
     In no event may a stockholder exercise subscription and over-subscription privileges to the extent that any such exercise would result in the stockholder owning more than 19.9% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege. In order to permit acquisitions of stock pursuant to this offering that would result in a stockholder having beneficial ownership of 15% or more of our outstanding common stock, subject to and effective upon the completion of the rights offering, we will amend our Shareholder Rights Plan to permit stockholders to beneficially own 15% or more of our outstanding common stock as the result of acquisitions pursuant to this offering. Therefore, a stockholder will be permitted to acquire shares of our common stock in the rights offering that results in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, up to the 19.9% ownership limitation notwithstanding and without triggering the provisions of the Shareholder Rights Plan. However, any person, together with all affiliates and associates of such person, owning 15% or more of our outstanding common stock as the result of purchases made pursuant to the rights offering will not be permitted to thereafter acquire any additional shares unless otherwise permitted by the Shareholder Rights Plan.
Reasons for the Rights Offering
     In authorizing the rights offering, our board of directors carefully evaluated our need for liquidity, financial flexibility and additional capital. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate alternative under the circumstances. We are conducting the rights offering to raise capital that we intend to use to provide additional liquidity for working capital and general corporate purposes. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our stockholders’ equity. Although we believe that the rights offering will strengthen our financial condition, our board of directors is making no recommendation regarding your exercise of the subscription rights.
Purchase Agreements with Directors and Executive Officers
     On September 28, 2009, we entered into separate purchase agreements with James Hyatt, Bill Koziel, Vicki Baue, Paul Bower, Becky Iliff and Maggie Martensen, each an executive officer of the Company, and Bob Merritt, Creed Ford, Mark Demilio, Karl Okamoto and Mike O’Donnell, each an outside director of the Company. Pursuant to the terms of these purchase agreements, these directors and executive officers have agreed to acquire from us, at the same subscription price offered to stockholders, common shares that would otherwise be available for purchase by each of them pursuant to the exercise of his or her basic subscription privileges (all of whom, other than Mr. Merritt, are purchasing shares in an amount equal to their full basic subscription rights) for an aggregate commitment of $141,501. The amount of the basic subscription commitment for our executive officers, Mr. Hyatt, Mr. Koziel, Ms. Baue, Mr. Bower, Ms. Iliff and Ms. Martensen, is $19,056, $8,922, $6,302, $2,451, $1,659 and $710, respectively. The amount of the basic subscription commitment for our directors, Mr. Merritt, Mr. Ford, Mr. Demilio, Mr. Okamoto and Mr. O’Donnell, is $25,000, $43,780, $20,348, $6,920 and $6,353, respectively.
     In addition, Mr. Hyatt, Mr. Koziel, Ms. Baue, Mr. Bower, Ms. Iliff, Ms. Martensen and Mr. Demilio have agreed pursuant to the terms of their purchase agreements to acquire from us, at the same subscription price offered to stockholders, common shares that would otherwise be available for purchase by them pursuant to the exercise of their over-subscription privileges for an aggregate amount equal to $337,211. The amount of the over-subscription commitment for Mr. Hyatt, Mr. Koziel, Ms. Baue, Mr. Bower, Ms. Iliff, Ms. Martensen and Mr. Demilio is $110,944, $41,078, $33,698, $22,549, $10,000, $9,290 and $109,652, respectively.
     The total amount of commitments to by our directors and executive officers is $478,712. All purchases made by our directors and executive officers will be made for investment purposes and not with a view to resale. Under the terms of the purchase agreements, our executive officers and directors have agreed to purchase the shares from us in a private placement in lieu of exercising their basic subscription privileges and their over-subscription privileges in the rights offering.
     A copy of the form of purchase agreement has been filed as an exhibit to our Registration Statement on Form S-3 filed on September 29, 2009. We urge you to carefully read the entire document.
Method of Exercising Subscription Rights
     The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:
     Subscription by Registered Holders
     You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “—Subscription Agent,” prior to the expiration of the rights offering.
     Subscription by DTC Participants
     We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.
     Subscription by Beneficial Owners
     If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on [•], 2009, which is the expiration of the rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on [•], 2009.
Payment Method
     Payments must be made in full in U.S. currency by:
•	check or bank draft payable to American Stock Transfer & Trust Company, or the subscription agent, drawn upon a U.S. bank;

•	postal, telegraphic or express money order payable to the subscription agent; or

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

     Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:
•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;

•	receipt by the subscription agent of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription agent’s account.
     If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.
     Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on [•], 2009, which is the expiration of the rights offering. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.
     You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.
     The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.
     Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.
Missing or Incomplete Subscription Information
     If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.
Expiration Date and Amendments
     The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on [•], 2009, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.
Subscription Price
     In determining the subscription price, our board of directors considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.
     In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price was established at a price of $[•] per full share. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.
     We cannot assure you that the market price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights.
Conditions, Withdrawal and Termination
     We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Cancellation Rights
     Our board of directors may cancel the rights offering at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Subscription Agent
     The subscription agent for this offering is American Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219

     If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.
     You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Laurel Hill Advisory Group, LLC, at (888) 742-1305 or (917) 338-3181.
Fees and Expenses
     We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.
No Fractional Shares
     We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Medallion Guarantee May Be Required
     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:
•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.
Notice to Nominees
     If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.
Guaranteed Delivery Procedures
     If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:
•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method”;

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•	deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.
     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Così, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.
     In your Notice of Guaranteed Delivery, you must provide:
•	your name;

•	the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.
     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.” You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (718) 234-5001. To confirm facsimile deliveries, you may call (877) 248-6417 or (718) 921-8317.
     The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Laurel Hill Advisory Group, LLC at (888) 742-1305 or (917) 338-3181 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights
     The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.
Validity of Subscriptions
     We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.
Escrow Arrangements; Return of Funds
     The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
Stockholder Rights
     You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until certificates representing the shares of our common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.
Foreign Stockholders
     We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.
No Revocation or Change
     Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.
Regulatory Limitation
     We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution
     We believe that our distribution and any stockholder’s receipt and exercise of these subscription rights to purchase shares of our common stock generally should not be taxable to our stockholders for the reasons described below in “Material U.S. Federal Income Tax Consequences.”
No Recommendation to Rights Holders
     Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.
Listing
     The subscription rights will not be listed for trading on Nasdaq or any stock exchange or market or on the OTC Bulletin Board. The shares of our common stock issuable upon exercise of the subscription rights will be listed on Nasdaq under the symbol “COSI.”
Shares of Our Common Stock Outstanding After the Rights Offering
     Assuming no options are exercised prior to the expiration of the rights offering, we expect approximately [•] shares of our common stock will be outstanding immediately after completion of the rights offering.
Other Matters
     We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     This section describes the material U.S. federal income tax consequences of the ownership and exercise of the subscription rights acquired through the rights offering and the common shares received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. It applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or common shares issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, holders whose functional currency is not the U.S. dollar, or holders who received our common stock on which the subscription rights are distributed in satisfaction of our indebtedness.
     This section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the IRS from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position was litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This section does not address any tax consequences under foreign, state, or local tax laws.
     You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:
•	An individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under section 7701(b) of the Code,

•	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United Sates, any state thereof or the District of Columbia,

•	An estate whose income is subject to U.S. federal income tax regardless of its source, or

•	A trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.
     EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights
     Receipt of the Subscription Rights
     Provided that the rights offering is not part of a “disproportionate distribution” within the meaning of section 305 of the Code, you generally should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. The fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights pursuant to the rights offering to be part of a disproportionate distribution. We intend to take the position that the outstanding options and other equity-based awards do not cause the subscription rights issued pursuant to the rights offering to be part of a disproportionate distribution. If this position is correct, as is assumed for the remainder of this summary, then the receipt of the subscription rights in the rights offering generally will not be taxable to you. See

“Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution” for a discussion of the tax consequences in the event it is determined that the rights offering is part of a disproportionate distribution.
     Tax Basis in the Subscription Rights
     If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.
     If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
     Exercise and Expiration of the Subscription Rights
     You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.
     If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.
     Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution
     If the rights offering is part of a disproportionate distribution, the distribution of subscription rights would be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current and accumulated earnings and profits for the taxable year in which the subscription rights are distributed. We cannot determine prior to the consummation of the rights offering the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

     If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.
Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock
     You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%. Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.
     Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%), provided that the holder meets applicable holding period and other requirements. Under current law, dividends received by noncorporate holders of our common stock in taxable years beginning after December 31, 2010 will be taxed as ordinary income. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).
Information Reporting and Backup Withholding
     You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Tax Consequences to the Company
     As of December 29, 2008, we had NOL carryforwards of approximately $175,966,219 for U.S. federal income tax purposes. An ownership change generally should occur and generally should produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding 3 year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.
MARKET INFORMATION
     Our common stock trades on Nasdaq under the trading symbol “COSI.” On [•], 2009, there were [•] record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On [•], 2009, the last closing sale price reported on Nasdaq for our common stock was $[•] per share.
     The following table sets forth the high and low sale prices of our common stock on Nasdaq:

	Price Range
	High	Low
Fiscal 2007
First Quarter	$6.67	$5.10
Second Quarter	$5.74	$4.47
Third Quarter	$5.02	$3.24
Fourth Quarter	$3.89	$2.10
Fiscal 2008
First Quarter	$3.14	$1.81
Second Quarter	$3.15	$2.23
Third Quarter	$2.85	$1.57
Fourth Quarter	$1.97	$0.18
Fiscal 2009
First Quarter	$0.48	$0.16
Second Quarter	$1.00	$0.28
Third Quarter (through [•], 2009)	[•]	[•]
DIVIDEND HISTORY
     We have never paid cash dividends on our common stock, and we do not currently intend to pay any dividends.
DESCRIPTION OF CAPITAL STOCK
     The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws and to the applicable provisions of Delaware law.
     General
     The following description of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the bylaws currently in effect. Copies of these documents have been filed with the SEC.
     Our authorized capital stock consists of 140,000,000 shares. The authorized capital stock is divided into 40,000,000 shares of preferred stock, of the par value of $.01 each, and 100,000,000 shares of common stock, of the par value of $.01 each. As of [•], we had issued and outstanding [•] shares of common stock, held by [•] stockholders of record. As of [•], 2009, approximately [•] common shares were reserved for issuance upon the exercise of employee stock options (of which options to purchase an aggregate of [•] common shares currently were exercisable). The outstanding common shares currently are, and the common shares to be issued in the rights offering will upon issuance be, fully paid and non-assessable. Each common share has the same relative rights as, and is identical in all respects with, each other common share. As of [•], no shares of preferred stock were issued or outstanding.
     Common Stock

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
     Preferred Stock
     Our certificate of incorporation authorizes the issuance of up to 40,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in our board’s resolutions providing for the designation and issue of that series. Our certificate also authorizes the board of directors to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting, conversion and redemption rights pertaining to each series of preferred stock that we issue. Without seeking any stockholder approval, our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, we have no present plans to issue any shares of preferred stock.
     Antitakeover Provisions
     Section 203 of the Delaware General Corporation Law, or the DGCL, provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder”, (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.” Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (2) the affiliates and associates of any such person. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
     Common Stock Purchase Rights
     On November 18, 2002, the board of directors resolved to adopt a Shareholder Rights Plan. At that time the board declared a dividend distribution of one right (“Right”) for each share of common stock to stockholders of record on November 25, 2002. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our preferred stock designated as Series D Preferred Stock at a price of $100 per one one-hundredth of a share. The board of directors also resolved to amend its certificate of incorporation, to designate 1,000,000 shares of Series D Preferred Stock for such issuance.
     The exercise price and the number of Series D preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership of 15% or more of our outstanding voting common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of our outstanding voting shares of common stock.
     If we are acquired in a merger or other business combination, or if more than 50% of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right — other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void — will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right — other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void — will have the right to receive upon exercise of the share purchase right at the then current exercise price, the number of shares of Series D preferred stock with a market value at the time of the transaction equal to two times the exercise price.
     Series D preferred shares issuable upon exercise of the share purchase rights will not be redeemable. Each Series D preferred share will be entitled to a minimum preferential dividend payment of $.10 per share and will be entitled to an aggregate dividend of 100 times the cash dividend declared per share of common stock. In the event we are liquidated, the holders of the Series D preferred shares will be entitled to receive a payment in an amount equal to the greater of $100 per one one-hundredth share or 100 times the payment made per share of common stock. Each Series D preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series D preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.
     Before the date the Rights are exercisable, the Rights may not be detached or transferred separately from the common stock. The Rights will expire in 2012, or, if the Rights become exercisable before 2012, at the close of business on the 90th day following such date the Rights become exercisable, provided that the Company’s Board of Directors does not extend or otherwise modify the Rights. At any time on or prior to 10 business days following the time an acquiring person acquires beneficial ownership of 15% or more of the Company’s outstanding voting common stock, the Company’s board of directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon any Rights redemption, the exercised Rights terminate, and the holders will only be entitled to receive the redemption price.
     In order to permit acquisitions of stock pursuant to this offering that would result in a stockholder having beneficial ownership of 15% or more of our outstanding common stock, subject to and effective upon the completion of the rights offering, we will amend our Shareholder Rights Plan to permit stockholders to beneficially own 15% or more of our outstanding common stock as the result of acquisitions pursuant to this offering. Therefore, a stockholder will be permitted to acquire shares of our common stock in the rights offering that results in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, up to the 19.9% ownership limitation notwithstanding and without triggering the provisions of the Shareholder Rights Plan. However, any person, together with all affiliates and associates of such person, owning 15% or more of our outstanding common stock as the result of purchases made pursuant to the rights offering will not be permitted to thereafter acquire any additional shares unless otherwise permitted by the Shareholder Rights Plan.
     Anti-Takeover Provisions of Our Certificate of Incorporation, By-laws and Shareholder Rights Plan
     General

     The provisions of our certificate of incorporation, by-laws and shareholder rights plan, and Delaware statutory law described in this section may delay or make it more difficult for someone to acquire us without the approval of our board. These provisions could have the effect of discouraging third parties from making acquisition proposals although such proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board.
     Classified Board of Directors
     The certificate of incorporation provides for our board (other than those directors elected solely by any series of preferred stock created by resolution of our board) to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of our board will be elected each year. See “Management — Directors”.
     We believe a classified board will help to assure the continuity and stability of our board, and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience as our directors. This provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.
     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders’ meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.
     Number of Directors; Removal; Vacancies
     Our certificate of incorporation and by-laws provide that the number of directors shall not be less than 3 nor more than 15 and, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, shall be determined from time to time exclusively by a vote of a majority of our board then in office. The certificate of incorporation also provides that our board shall have the exclusive right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by expansion of our board. Furthermore, except as may be provided in the terms of any preferred stock created by resolution of our board with respect to the election of directors by the holders of such series, directors may be removed by stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.
     These provisions, in conjunction with the provision of the certificate of incorporation authorizing our board to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
     No Stockholder Action by Written Consent; Special Meetings
     Our certificate of incorporation provides that, except as may be provided in the terms of any series of preferred stock created by resolution of our board, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that special meetings of stockholders can only be called by the Chairman of the Board or by the Secretary pursuant to a resolution approved by a majority of our board then in office. Stockholders are not permitted to call a special meeting of stockholders.
     Approval of Certain Business Combinations
     Our certificate of incorporation requires that certain business combinations with a “Related Person” (as such term is defined in our certificate of incorporation) be approved by the affirmative vote of 80% of our outstanding shares generally entitled to vote for the election of directors, unless (i) the business combination has been approved by two-thirds of the board of directors; or (ii) the amount of consideration to be received in the business combination by the holders of common stock or any class or series of outstanding voting stock, other than common stock, shall be equal to the greater of: (i) the highest per share price paid by the Related Person for any shares of our stock acquired within the prior two years; or (ii) the fair market value (as such term is defined in our certificate of incorporation) of our common stock.
     Advance Notice for Raising Business or Making Nominations at Meetings
     Our by-laws establish an advance notice procedure with regard to stockholder proposals and nominations of individuals for election to the board of directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be delivered to us at our executive offices not less than 120 days nor more than 150 days before the date of the anniversary of the last annual stockholders’ meeting (unless the meeting is to be held more than 30 days in advance of such anniversary date, in which event the stockholder proposal or director nomination shall be delivered to us no later than the close of business on the 10th day following the day on which notice of the meeting was given) and must contain specified information and conform to certain requirements, as set forth in our by-laws. Notice of a director nomination for a special meeting must be received by us no later than the 10th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the by-laws, we may disregard such proposal or nomination.
     The notice of any nomination for election as a director must set forth the name, age, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; including the person’s principal occupation or employment during such period, the name and principal business of any corporation or other organization in which such occupation or employment was carried on, and such other information as to the nature of the persons responsibilities and level of professional competence as may be sufficient to permit assessment of the person’s prior business experience, the class or series and number of shares of our capital stock beneficially owned by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act of 1934 and the rules and regulations promulgated thereunder.
     Amendments to By-Laws
     Our certificate of incorporation provides that our board or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our by-laws.
     Amendment of the Certificate of Incorporation
     Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation, except as may be provided in the terms of any preferred stock created by resolution of our board and which relate to such series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of our certificate of incorporation relating to (1) the classification of our board, (2) removal of directors, (3) the prohibitions on stockholder action by written consent or stockholder calls for special meetings, (4) amendment of by-laws, or (5) amendment of the certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; except in the case of any proposal to amend, alter, change or repeal the provision of our certificate of incorporation relating to business combinations which requires approval by the affirmative vote of 80% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
     Preferred Stock and Additional Common Stock

     Under the certificate of incorporation, our board will have the authority to provide by resolution for the issuance of shares of one or more series of preferred stock. Our board is authorized to fix by resolution the terms and conditions of each such other series.
     We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.
     These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.
     Moreover, the Series D preferred stock is issuable under the circumstances provided for in the rights agreement upon exercise of the rights as described above.
     Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company and its telephone number is (800) 937-5449.
     Nasdaq Global Market
     Our common stock is listed on Nasdaq under the symbol “COSI.”
DESCRIPTION OF SUBSCRIPTION RIGHTS
     The Subscription Rights
     We are distributing to the record holders of our common stock as of the record date non-transferable subscription rights to purchase shares of our common stock. The subscription price of $[•] per full share was determined by our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on [•], 2009. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of [•] shares of our common stock for an aggregate purchase price of $5 million.
     Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder at the as of 5:00 p.m., New York City time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.
     Basic Subscription Privilege
     With your basic subscription privilege, you may purchase [•] shares of our common stock per subscription right, upon delivery of the required documents and payment of the subscription price of $[•] per full share, prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription privilege. However, if you exercise less than your full basic subscription privilege you will not be entitled to purchase shares pursuant to your over-subscription privilege.
     Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

     We will deliver certificates representing shares of our common stock purchased with the basic subscription privilege as soon as practicable after the rights offering has expired.
     Over-Subscription Privilege
     If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right. To the extent the number of the unsubscribed shares are not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the basic subscription right. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.
     In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you, assuming that no stockholder other than you has purchased any shares of our common stock pursuant to their basic subscription privilege and over-subscription privilege.
     We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.
•	To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

•	To the extent the stockholders properly exercise their over-subscription privileges for an aggregate amount of shares that is less than the number of the unsubscribed shares, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.
     Fractional shares of our common stock resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
     We will deliver certificates representing shares of our common stock purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.
     Limitation on the Purchase of Shares
     In no event may a stockholder exercise subscription and over-subscription privileges to the extent that any such exercise would result in the stockholder owning more than 19.9% of our issued and outstanding common stock after giving effect to such stockholder’s purchase under the basic subscription privilege and the over-subscription privilege. In order to permit acquisitions of stock pursuant to this offering that would result in a stockholder having beneficial ownership of 15% or more of our outstanding common stock, subject to and effective upon the completion of the rights offering, we will amend our Shareholder Rights Plan to permit stockholders to beneficially own 15% or more of our outstanding common stock as the result of acquisitions pursuant to this offering. Therefore, a stockholder will be permitted to acquire shares of our common stock in the rights offering that results in aggregate beneficial ownership by the stockholder, together with its affiliates and associates, up to the 19.9% ownership limitation notwithstanding and without triggering the provisions of the Shareholder Rights Plan. However, any person, together with all affiliates and associates of such person, owning 15% or more of our outstanding common stock as the result of purchases made pursuant to the rights offering will not be permitted to thereafter acquire any additional shares unless otherwise permitted by the Shareholder Rights Plan.
PLAN OF DISTRIBUTION
     As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on [•], 2009. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, American Stock Transfer & Trust Company, at the following address:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, New York 10038
Brooklyn, New York 11219
     See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Laurel Hill Advisory Group, LLC, at (888) 742-1305 or (917) 338-3181.
     Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.
LEGAL MATTERS
     The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.
EXPERTS
     The financial statements as of December 29, 2008 and December 31, 2007 and for each of the three years in the period ended December 29, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2008, incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION BY REFERENCE
     The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:
•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2008;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2009 and June 29, 2009;

•	our Current Reports on Form 8-K, filed with the SEC on January 9, 2009, April 27, 2009, May 4, 2009 and September 18, 2009; and

•	the description of our common stock, which is registered under Section 12 of the Securities Exchange Act, contained in our Registration Statement on Form 8-A (File No. 000-50052) filed with the SEC on October 25, 2002, including any subsequently filed amendments and reports updating such description.
     In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.
     You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:
Così, Inc.
1751 Lake Cook Road
Deerfield, Illinois 60015
(847) 597-8800
Attention: Investor Relations Department
     We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

SEC registration fee	$279
Accounting fees and expenses	$10,000
Legal fees and expenses	$175,000
Subscription agent fees and expenses	$13,500
Information agent fees and expenses	$7,500
Printing and mailing expenses	$16,500
Other	$10,000

Total	$232,779
Item 15. Indemnification of Directors and Officers.
     Our amended bylaws provide that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation law, we are permitted to offer indemnification to our directors, officers, employees and agents. Our policy is to offer the fullest extent of indemnification permitted under Delaware law.
     Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
     “Section 145. Indemnification of officers, directors, employees and agents; insurance.
     (1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (3) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (4) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (5) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (7) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (8) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (9) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (11) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
Article VII of our amended bylaws provides:
     “Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact (a) that he or she is or was a director or officer of the Corporation, or (b) that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ and other professionals’ fees and expenses, claims, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith (“Losses”). Without diminishing the scope of indemnification provided by this Section 7.1, such persons shall also be entitled to the further rights set forth below.
     “Section 7.2. Actions, Suits or Proceedings Other Than Those By Or In The Right of the Corporation. (a) Subject to the terms and conditions of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer or employee of the Corporation, or, being at the time a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another enterprise, against all Losses, actually and reasonably incurred or suffered by such person in connection with such Proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.
     “Section 7.3. Actions, Suits or Proceedings By Or In The Right Of the Corporation. Subject to the terms and conditions of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer or employee of the Corporation, or being at the time a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another enterprise against all Losses actually and reasonably incurred or suffered by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”
     We have entered into indemnification agreements with certain of our officers and all the members of our board of directors. The indemnification agreements provide for the indemnification, advancement and reimbursement of certain liabilities and expenses to the fullest extent permitted by law.
Item 16. Exhibits.
     The following exhibits are filed herewith or incorporated by reference herein:
Exhibit

Number	Description
4.1	Amended and Restated Certificate of Incorporation of Così, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the period ended December 30, 2002).
4.2	Amended and Restated By-Laws of Così, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2007).
4.3	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-86390)).
4.4	Rights Agreement between Così, Inc. and American Stock Transfer and Trust Company as Rights Agent dated November 21, 2002 (Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the period ended December 30, 2002).
4.5	Amended and Restated Registration Agreement, dated as of March 30, 1999 (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-86390)).
4.6	Supplemental Registration Rights Agreement, dated as of August 5, 2003 by and among the Company and the parties thereto (Incorporated by reference to Exhibit 4.4.2 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-107689)).
4.7	Amendment No. 1 to Rights Agreement dated as of November 21, 2002, between Così, Inc. and American Stock Transfer and Trust Company, as rights agent (Incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003).
4.8	Investment Agreement, dated as of August 5, 2003, among the Company, Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (Incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-1/A Commission File No. 333-107689)).
4.9	Letter Agreement, dated as of August 5, 2003, among the Company, Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (Incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-1/A (Commission File No. 333-107689)).
4.10	Form of Subscription Rights Certificate*
4.11	Form of Subscription Agent Agreement*
4.12	Form of Information Agent Agreement*
5.1	Form of Opinion of Cadwalader, Wickersham & Taft LLP*
10.1	Form of Purchase Agreement, dated as of September 28, 2009, for Jim Hyatt, Bill Koziel, Vicki Baue, Paul Bower, Becky Iliff, Maggie Martensen, Bob Merritt, Creed Ford, Mark Demilio and Mike O’Donnell*
23.1	Consent of BDO Seidman, LLP*
23.2	Consent of Cadwalader, Wickersham & Taft LLP (included as part of Exhibit 5.1)*
24.1	Powers of Attorney of the Chief Executive Officer, Chief Financial Officer and each director of Così, Inc. (included on the signature page hereto)*
99.1	Form of Instructions for Use of Così, Inc. Subscription Rights Certificates*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Stockholders who are Record Holders*
99.4	Form of Letter to Stockholders who are Beneficial Holders*
99.5	Form of Letter to Clients*
99.6	Form of Beneficial Owner Election Form*
99.7	Form of Nominee Holder Certification*

Number	Description
99.8	Form of Notice of Important Tax Information*

*	Filed herewith.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on September 29, 2009.

COSÌ, INC.
By:	/s/ James Hyatt
	Name:	James Hyatt
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby appoints James Hyatt, William Koziel, and Vicki Baue and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James Hyatt	President, Chief Executive Officer and Director (Principal Executive Officer)	September 29, 2009

James Hyatt

/s/ William Koziel	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	September 29, 2009

William Koziel

/s/ Robert S. Merritt	Chairman of the Board	September 29, 2009

Robert S. Merritt

/s/ Mark Demilio	Director	September 29, 2009

Mark Demilio

Signature	Title	Date

/s/ Creed L. Ford, III	Director	September 29, 2009

Creed L. Ford, III

/s/ Michael O’Donnell	Director	September 29, 2009

Michael O’Donnell

/s/ Karl Okamoto	Director	September 29, 2009

Karl Okamoto

EXHIBIT INDEX

Number	Description
4.1	Amended and Restated Certificate of Incorporation of Così, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the period ended December 30, 2002).
4.2	Amended and Restated By-Laws of Così, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2007).
4.3	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-86390)).
4.4	Rights Agreement between Così, Inc. and American Stock Transfer and Trust Company as Rights Agent dated November 21, 2002 (Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the period ended December 30, 2002).
4.5	Amended and Restated Registration Agreement, dated as of March 30, 1999 (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-86390)).
4.6	Supplemental Registration Rights Agreement, dated as of August 5, 2003 by and among the Company and the parties thereto (Incorporated by reference to Exhibit 4.4.2 to the Company’s Registration Statement on Form S-1 (Commission File No. 333-107689)).
4.7	Amendment No. 1 to Rights Agreement dated as of November 21, 2002, between Così, Inc. and American Stock Transfer and Trust Company, as rights agent (Incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003).
4.8	Investment Agreement, dated as of August 5, 2003, among the Company, Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (Incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-1/A Commission File No. 333-107689)).
4.9	Letter Agreement, dated as of August 5, 2003, among the Company, Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (Incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-1/A (Commission File No. 333-107689)).
4.10	Form of Subscription Rights Certificate*
4.11	Form of Subscription Agent Agreement*
4.12	Form of Information Agent Agreement*
5.1	Form of Opinion of Cadwalader, Wickersham & Taft LLP*
10.1	Form of Purchase Agreement, dated as of September 28, 2009, for Jim Hyatt, Bill Koziel, Vicki Baue, Paul Bower, Becky Iliff, Maggie Martensen, Bob Merritt, Creed Ford, Mark Demilio and Mike O’Donnell*
23.1	Consent of BDO Seidman, LLP*
23.2	Consent of Cadwalader, Wickersham & Taft LLP (included as part of Exhibit 5.1)*
24.1	Powers of Attorney of the Chief Executive Officer, Chief Financial Officer and each director of Così, Inc. (included on the signature page hereto)*
99.1	Form of Instructions for Use of Così, Inc. Subscription Rights Certificates*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Stockholders who are Record Holders*
99.4	Form of Letter to Stockholders who are Beneficial Holders*
99.5	Form of Letter to Clients*
99.6	Form of Beneficial Owner Election Form*
99.7	Form of Nominee Holder Certification*
99.8	Form of Notice of Important Tax Information*

*	Filed herewith.